CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to Shareholders of the Investment Grade Bond Portfolio, Limited Duration Bond Portfolio, Legg Mason Core Bond Fund, and High Yield Portfolio, which comprise the Legg Mason Income Trust, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.








PricewaterhouseCoopers LLP
Baltimore, Maryland
April 23, 2007